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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)
                               (Amendment No. 1)*


                        VNUS Medical Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  928566 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 1, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                        (Continued on following page(s))
                               Page 1 of 9 Pages

CUSIP NO. 928566 10 8                    13G                        Page 2 of 9
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        R.A. Investment Group
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Illinois
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      754,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   754,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        754,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        4.9%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 928566 10 8                    13G                        Page 3 of 9
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Bay Investment Group, L.L.C.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      754,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   754,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        754,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        4.9%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 928566 10 8                    13G                        Page 4 of 9
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        BCC Amalgamated, L.L.C.
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [X]

--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Delaware
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       0
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      754,731
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     0
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   754,731
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        754,731
--------------------------------------------------------------------------------
 10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

        [ ]
--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        4.9%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP No. 928566 10 8                    13G                   Page 5 of 9 Pages



Item 1(a).  Name of Issuer:

     VNUS Medical Technologies, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     5799 Fontanoso Way
     San Jose, CA 95138-1015

Item 2(a).  Name of Person Filing:

     This Schedule 13G/A is being filed by and on behalf of R.A. Investment Group, Bay Investment Group, L.L.C. and BCC Amalgamated, L.L.C. (collectively, the "Reporting Persons"). R.A. Investment Group owns a majority of the residual membership interests in Bay Investment Group, L.L.C. Bay Investment Group, L.L.C. owns a majority of the membership interests in BCC Amalgamated, L.L.C.

     As required by Rule 13d-1(k)(1), Exhibit 1 to this Schedule 13G/A contains the Joint Filing Agreement entered into by each of the Reporting Persons.

Item 2(b).  Address of Principal Business Office or, if none, Residence:

     The principal business address of each of the Reporting Persons is: 71 South Wacker Drive, Suite 4600, Chicago, IL 60606.

Item 2(c).  Citizenship:

     R.A. Investment Group is an Illinois general partnership and Bay Investment Group, L.L.C. and BCC Amalgamated, L.L.C. are Delaware limited liability companies.

Item 2(d).  Title of Class of Securities:

     Common Stock, par value $0.001 ("Common Stock")

Item 2(e).  CUSIP Number:

     928566 10 8

Item 3. Not Applicable; the Reporting Person is filing this Schedule 13G/A pursuant to Rule 13d-1(c).

Item 4.  Ownership

     (a) Amount Beneficially Owned:

          As of May 1, 2007, the Reporting Persons collectively beneficially own 754,731 shares of Common Stock of the Issuer.

CUSIP No. 928566 10 8                    13G                   Page 6 of 9 Pages


     (b)  Percent of Class:

     The aggregate percentage of Common Stock of the Issuer collectively beneficially owned by the Reporting Persons (based upon the representation of the Issuer in its Form 10-K for the period ended December 31, 2006 that, as of March 21, 2007, it had 15,175,997 shares of Common Stock outstanding) is 4.9%.

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote or direct the vote:

                See Item 5 on pages 2 through 4.

          (ii)  shared power to vote or direct the vote:

                See Item 6 on pages 2 through 4.

          (iii) sole power to dispose or to direct the disposition of:

                See Item 7 on pages 2 through 4.

          (iv)  shared power to dispose or to direct the disposition of:

                See Item 8 on pages 2 through 4.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not  applicable.

Item 9.  Notice of Dissolution of Group.

     Not  applicable.

CUSIP No. 928566 10 8                    13G                   Page 7 of 9 Pages


Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 928566 10 8                    13G                   Page 8 of 9 Pages


Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 4, 2007


                                  R.A. INVESTMENT GROUP, an Illinois general
                                  partnership
                                       By: R.A. Trust #25, a partner

                                       By: /s/ Thomas J. Pritzker
                                           -------------------------------------
                                           Thomas J. Pritzker, not individually,
                                           but solely as co-trustee of the above
                                           trust

                                  BAY INVESTMENT GROUP, L.L.C., a Delaware
                                  limited liability company
                                       By: R.A. Investment Group, an Illinois
                                           general partnership, a member

                                       By: R.A. Trust #25, a partner

                                       By: /s/ Thomas J. Pritzker
                                           -------------------------------------
                                           Thomas J. Pritzker, not individually,
                                           but solely as co-trustee of the above
                                           trust

                                  BAY AMALGAMATED, L.L.C., a Delaware limited
                                  liability company
                                       By: Bay Investment Group, L.L.C., ,
                                           Delaware limited liability company,
                                           a member

                                       By: R.A. Investment Group, an Illinois
                                           general partnership, a member

                                       By: R.A. Trust #25, a partner

                                       By: /s/ Thomas J. Pritzker
                                           -------------------------------------
                                           Thomas J. Pritzker, not individually,
                                           but solely as co-trustee of the above
                                           trust